EXHIBIT 10.16

COMPENSATION OF NAMED EXECUTIVE OFFICERS AND DIRECTORS

CURRENT SALARIES OF NAMED EXECUTIVE OFFICERS:

The following table sets forth certain information concerning compensation paid by Haynes during fiscal 2006 to the Named Executive Officers:

		Annual compensation(1)		Long-term compensation
Name and principal position	Fiscal year	Salary	Bonus	Securities underlying options(2)	All other compensation(3)
Francis J. Petro(4)	2006	$480,000	$288,000	—	$269,749
President & Chief	2005	$480,000	$460,000	—	$343,526
Executive Officer	2004	$473,077	$0	200,000	$317,084

Marcel Martin	2006	$196,923	$85,500	—	$6,543
Vice President, Finance	2005	$190,000	$140,000	—	$8,021
& Chief Financial	2004	$163,992	$0	100,000	$3,678
Officer, Treasurer

August A. Cijan	2006	$192,308	$85,500	—	$6,471
Vice President,	2005	$190,000	$106,000	—	$8,167
Operations	2004	$178,051	$0	100,000	$4,171

James A. Laird	2006	$192,308	$85,500	—	$5,798
Vice President,	2005	$190,000	$106,000	—	$6,903
Marketing, Research	2004	$157,115	$0	100,000	$5,388
& European Sales

Gregory M. Spalding	2006	$162,308	$40,000	—	$5,561
Vice President, Haynes	2005	$160,000	$65,000	—	$5,555
Wire & Chief	2004	$149,335	$0	50,000	$2,925
Operating Officer

(1)             Additional compensation in the form of perquisites was paid to certain of the named officers in the periods presented; however, the amount of such compensation was less than the level required for reporting.

(2)             The options set forth in the table were granted on August 31, 2004 pursuant to the plan of reorganization.

(3)             Premium payments to the group term life insurance plan, gain sharing payments and relocation reimbursements which were made by Haynes, 401(k) match, executive disability, and 401(m) match.

(4)             Includes $289,000, $314,000 and $246,000 for fiscal 2004, 2005 and 2006, respectively which accrued pursuant to our Supplemental Executive Retirement Plan and which is payable upon Mr. Petro’s retirement.

Position	Salary
President & Chief Executive Officer	$480,000
Vice President, Finance & Chief Financial Officer, Treasurer	$196,923
Vice President, Marketing, Research & European Sales	$192,308
Vice President, Operations	$192,308
Vice President, Haynes Wire & Chief Operating Officer	$162,308

MANAGEMENT INCENTIVE PLAN:

Under the 2007 Management Incentive Plan, certain Haynes employees are eligible for cash awards based on Company performance, including, but not limited to, the Named Executive Officers.  If Haynes meets certain specific financial targets established by the Compensation Committee for fiscal 2007 (the “Financial Targets”), each Named Executive Officer is eligible for a cash payment under the Plan based on fiscal 2007 base salary. The target cash payments under the Plan are 60% of fiscal 2007 base salary for Mr. Petro, 45% of fiscal 2007 base salary for Mr. Martin, Mr. Cijan and Mr. Laird, and 25% of fiscal 2007 base salary for Mr. Spalding. The Named Executive Officer are also eligible for a cash payment under the Plan if the Company’s performance is equal to at least 85% of the Financial Targets. Those cash payments would be 35% of fiscal 2007 base salary for Mr. Petro, 25% of fiscal 2007 base salary for Mr. Martin, Mr. Cijan and Mr. Laird, and 12.5% of fiscal 2007 base salary for Mr. Spalding. If the Company’s performance exceeds the Financial Targets by at least 15%, the Named Executive Officer would be eligible for cash payments of 90% of fiscal 2007 base salary for Mr. Petro, 67.5% of fiscal 2007 base salary for Mr. Cijan and Mr. Laird, and 37.5% of fiscal 2007 base salary for Mr. Spalding.

Individual awards may be made at the discretion of the Board of Directors even if the Company’s performance is below the Financial Targets, provided that liquidity goals for fiscal 2007 established by the Compensation Committee are met. In addition, a discretionary bonus pool is available for grants by the Board of Directors, provided that in no case will total cash bonuses pursuant to the Plan exceed $2.2 million. The Board of Directors has full discretion to eliminate, delay or change any awards or payouts and may choose to pay awards at any level of performance.

SCHEDULE OF DIRECTOR FEES:

Annual Retainer:	$40,000
Offering and Pricing Committee One-time Fee:	$10,000
Attendance Fee per Meeting of Board or Committee:	$2,000
Audit Committee Chairman (separate retainer):	$15,000
Chairman of the Board	$20,000
All other Committee Chairmen:	$10,000